UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017

_______________________

Sucampo Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33609	30-0520478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

805 King Farm Blvd, Suite 550

Rockville, Maryland 20850

(Address of principal executive offices, including zip code)

(301) 961-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Contract

On June 6, 2017, Mr. Matthias Alder and Sucampo Pharmaceuticals, Inc. (the “Company”), entered into a Separation Agreement and General Release, most of the terms of which were previously negotiated pursuant to his Employment Agreement. Under the separation agreement, Mr. Alder will receive a lump sum separation payment equal to twelve months’ base salary and a pro-rated bonus equal to one-half his annual target bonus, and the payment of health insurance premiums for a period of up to twelve months in exchange for a general release from all claims against the Company, and certain cooperation, non-solicitation, confidentiality, and non-disparagement provisions in favor of the Company. In addition, effective upon his separation, all of Mr. Alder’s previously awarded stock awards, covering a total of 284,875 stock options and 33,000 restricted stock units of the Company’s class A common stock, will vest and become immediately exercisable.

The foregoing description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the separation agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal period ending June 30, 2017.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2017, the Company’s General Counsel and Corporate Secretary notified the Company’s Board of Directors of his intent to resign from that position effective June 30, 2017. Mr. Alder has indicated that he has no disagreements with management.

On June 1, 2017, in connection with Mr. Alder’s resignation, the Company’s Board of Directors appointed Mr. Alex Driggs as Acting General Counsel and Corporate Secretary, effective immediately. Mr. Driggs joined the Company in May 2015 and has served most recently as the Company’s Vice President, Legal Affairs and Deputy General Counsel.

Item 5.07. Submission of Matters to a Vote of Security Holders

On June 1, 2017, the Company held its Annual Meeting of Stockholders (“Annual Meeting”) at the Sheraton Rockville Hotel, 920 King Farm Boulevard, Rockville, Maryland 20850. The stockholders considered four proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 21, 2017.

A total of 40,022,729 shares of class A common stock, par value $0.01, or approximately 92.10% of the 43,454,617 shares entitled to vote, were present in person or by proxies. As a result, a quorum was present at the Annual Meeting. The final voting results for each of the proposals submitted to a vote of Company stockholders at the Annual Meeting are set forth below. Pursuant to the Company’s bylaws, approval of any matter other than the election of directors at the stockholder meeting requires a majority of shares present or represented and “voting affirmatively or negatively”. Accordingly, shares abstaining and broker non-votes are not considered when determining whether a proposal is approved.

Proposal 1. Election of Directors

The Board nominated our incumbent Chairman, Peter Greenleaf, for election as a Class 2 director of the Company, with a term ending upon the 2020 annual meeting of stockholders and until his successor is elected and qualified. The votes cast for, against, withheld, or broker non-vote with respect to Proposal 1 were as follows:

Nominee	For	Against	Withheld	Broker Non-Vote
Peter Greenleaf	34,542,108	0	339,047	5,141,574

Proposal 2. Ratification of Independent Auditors

The Board recommended for approval the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2017. The votes cast for and against and abstentions with respect to Proposal 2 were as follows:

For	Against	Abstain	Broker Non-Vote
39,813,672	150,079	58,978	0

Proposal 3. Executive Compensation

The Board recommended for approval, on an advisory basis, the compensation of the Company’s named executive officers. The votes cast for and against, abstentions and broker non-votes with respect to Proposal 3 were as follows:

For	Against	Abstain	Broker Non-Vote
20,544,261	13,723,199	613,695	5,141,574

Proposal 4. Frequency of Solicitation of Advisory Vote on Executive Compensation

The Board recommended a frequency of every one year for the solicitation of advisory votes on the compensation of the Company’s named executive officers. The votes cast for each of the available frequencies—one year, two years, or three years—and abstentions with respect to Proposal 4 were as follows:

1 Year	2 Years	3 Years	Abstain
33,218,801	28,908	1,605,796	27,650

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date: June 6, 2017	By:	/s/ Alex Driggs
		Name:	Alex Driggs
		Title:	Acting General Counsel, Corporate Secretary